Exhibit 23.0
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference of our report dated March 13, 2008 on the consolidated Statements of Financial Condition of FedFirst Financial Corporation and subsidiaries as of December 31, 2007 and December 31, 2006, and the related consolidated statements of income (loss), changes in stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the two-year period ended December 31, 2007, which report is included in the Annual Report on Form 10-K for the year ended December 31, 2007 of FedFirst Financial Corporation, in the Registration Statements on Form S-8 (Nos. 333-124124 and 333-135672) filed by FedFirst Financial Corporation with the United States Securities and Exchange Commission.
/s/ Beard Miller Company LLP
Beard Miller Company LLP
Pittsburgh, Pennsylvania
March 13, 2008